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                      CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the following with respect to Post-Effective Amendment No. 51 to the Registration Statement under the Securities Act of 1933 on Form N-1A (File No. 33-20827) of The RBB Fund, Inc.:

     . The incorporation by reference of our report dated October 17, 1997 on the audit of the financial statements and financial highlights of n/i Micro Cap Fund, n/i Growth Fund and n/i Growth & Value Fund of The RBB Fund, Inc., for the period ended August 31, 1997, which is included in the Annual Report to Shareholders. We also consent to the reference to our firm under the caption "Independent Accountants" in the Prospectus and "Miscellaneous-Independent Accountants" in the Statement of Additional Information.



/s/ Coopers & Lybrand L.L.P.
Coopers & Lybrand L.L.P.


2400 Eleven Penn Center
Philadelphia, Pennsylvania

December 4, 1997